UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 6, 2012

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EASTMAN CHEMICAL COMPANY - EMN

Item 8.01.	Other Events

On March 6, 2012, Eastman Chemical Company (the "Company") issued a press release announcing its election to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method as permitted under generally accepted accounting principles in the United States ("GAAP").  The new accounting method, adopted in first quarter 2012, will be retrospectively applied to the Company’s financial results for all periods.  In connection with the above change in accounting for pension and OPEB costs, management has also elected to change its method of accounting for certain related costs included in inventory to exclude the portion of pension and OPEB costs attributable to former employees (inactives) as a component of inventoriable costs and instead charge them directly to the cost of sales line item as a period cost.

The cumulative effect of the change on Retained Earnings as of December 31, 2011 (the most recent measurement date) is a decrease of approximately $675 million, with the corresponding change reducing the Accumulated Other Comprehensive Loss.  Under the newly adopted method of accounting for actuarial gains and losses for its pension and OPEB plans, the Company expects its 2012 pension and OPEB costs to be lower than previously anticipated by approximately $75 million, pre-tax, excluding the impact of the fourth quarter mark-to-market adjustment.  These lower costs are expected to result in an increase in the outlook for diluted earnings per share of approximately $0.30 for full year 2012.

The text of the release announcing the election to change accounting policies is filed as Exhibit 99.01 to this Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished pursuant to Item 9.01:

99.01 Public release by the registrant on March 6, 2012 announcing the change in accounting policies and related schedules.

EASTMAN CHEMICAL COMPANY - EMN

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By: _/s/ Scott V. King_______________ Scott V. King Vice President, Controller and Chief Accounting Officer
Date: March 6, 2012